                                                                      EXHIBIT 15

                           METLIFE PORTFOLIOS, INC.
                                    PLAN OF
                      DISTRIBUTION PURSUANT TO RULE 12b-1

     WHEREAS, MetLife Portfolios, Inc. (the "Corporation"), a Maryland corporation, engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act")

     WHEREAS, the Corporation is authorized to issue shares of beneficial interest (the "Shares") in separate series, with the Shares of each such series representing the interests in a separate portfolio of securities and other assets;

     WHEREAS, the Corporation has established three portfolio series, including the MetLife International Equity Fund, the MetLife International Fixed Income Fund, and the MetLife Stock Index Fund (being referred to herein as the "Initial Funds" - such series, together with any other series subsequently established by the Corporation and made subject to this Plan, being referred to herein individually as a "Fund" and collectively as the "Funds");

     WHEREAS, the Corporation may be deemed a distributor of the Shares within the meaning of Rule 12b-1 under the Act, and desires to adopt a Plan of Distribution and has adopted a related Distribution Agreement with State Street Research Investment Services, Inc., the Corporation's principal underwriter (the "Distributor") pursuant to such Rule (respectively, the "Plan" and the "Agreement"); and

     WHEREAS, the Board of Directors as a whole, and the Directors who are not interested persons of the Funds of the Corporation (as defined in the Act) and who have no direct or indirect financial interest in the operation of this Plan or the Agreement and any agreements relating to it (the "Qualified Directors"), having determined, in the exercise of their reasonable business judgment and in light of their fiduciary duties under state law and under Section 36(a) and (b) of the Act, that there is a reasonable likelihood that this Plan and the Agreement will benefit the Initial Funds and its shareholders, have accordingly approved this Plan and the Agreement by votes cast in person at a meeting called for the purpose of voting on this Plan and the Agreement and any agreements related thereto.

     NOW, THEREFORE, the Corporation hereby adopts this Plan in accordance with Rule 12b-1 under the Act, on the following terms and conditions:

SECTION 1. DISTRIBUTION ACTIVITIES
----------------------------------

     Subject to the supervision of the Board of Directors, the Corporation may engage, directly or indirectly, in financing any activities primarily intended to result in the sale of Shares, including, but not limited to, the following:
(1) payment of commissions and/or reimbursement to underwriters, securities dealers and others engaged in the sale of Shares, including payments to the Distributor to be used to pay commissions and/or reimbursement to securities dealers and others (including affiliates of the Distributor) engaged in the distribution and marketing of Shares or furnishing assistance to investors on an ongoing basis, (2) reimbursement of direct out-of-pocket expenditures incurred by the Distributor in connection with the distribution and marketing of Shares, including expenses relating to the formulation and implementation of marketing strategies and promotional activities such as direct mail promotions and television, radio, newspaper, magazine and other mass media advertising, the preparation, printing and distribution of sales literature, the preparation, printing and distribution of Prospectuses of the Funds of the Corporation and reports for recipients other than existing shareholders of the Corporation, and obtaining such information, analyses and reports with respect to marketing and promotional activities and investor accounts as the Corporation may, from time to time, deem advisable, and (3) reimbursement of expenses incurred by the Distributor in connection with the servicing of shareholder accounts, including payments to securities dealers and others in consideration of the provision of personal service to investors and/or the maintenance of shareholder accounts and expenses associated with the provision of personal service by the Distributor directly to investors. In addition, the Plan shall be deemed to authorize the Distributor and State Street Research Investment Services, Inc. (the "Adviser") to make payments out of general profits, revenues and other sources to underwriters, securities dealers and others in connection with sales as described in the Prospectus of the Corporation as from time to time amended and in effect (for purposes hereof, references to the Prospectus of the Corporation shall be deemed to include all Prospectuses of the Corporation), to the extent, if any, that such payments may be deemed to be within the scope of Rule 12b-1 under the Act.

     The Corporation and its Funds are authorized to engage in the activities listed above, and in other activities primarily intended to result in the sale of Shares, either directly or through other persons with which the Corporation has entered into agreements pursuant to the Plan.

     SECTION 2. MAXIMUM EXPENDITURES
     -------------------------------

     The expenditures to be made by the Initial Funds pursuant to this Plan and the basis upon which payment of such expenditures will be made shall be determined by the Initial Funds, but in no event may such expenditures exceed the following: (i) with respect to Class A Shares of each Initial Fund, an annual rate of .25% of the average daily value of net assets represented by such Class A shares, (ii) with respect to Class B Shares and Class D Shares of each Initial Fund, an annual rate of .75% of the average daily value of the net assets represented by such Class B or Class D shares (as the case may be) to finance sales or promotion expenses and an annual rate of .25% of the average daily value of the net assets represented by such Class B or Class D shares (as the case may be) to make payments for personal service and/or the maintenance of shareholder accounts, and (iii) with respect to any Fund subsequently established by the Corporation and made subject to this Agreement, the annual rate as agreed upon and specified in an addendum hereto; plus such amounts as the Distributor and Adviser may expend from general revenues, profits and other sources form time to time in accordance with the last sentence of Section 1 and the second paragraph of Section 3. The expenditures to be made pursuant to this Plan shall commence with respect to each class of Shares of a Fund as of the date on which this Plan becomes effective with respect to each such class.

     SECTION 3. PAYMENTS
     -------------------

     Pursuant to this Plan, the Corporation shall make periodic payments to the Distributor at the annual rate provided for in Section 2 with respect to each Fund, or class of Shares thereof. The Distributor shall in turn remit to and allocate among selected dealers (including those that are affiliates of the Distributor) who have entered into selected dealer agreements with the Distributor, in consideration of and as reimbursement for expenses incurred in the provision of distribution and marketing services and furnishing assistance to investors on an ongoing basis, such amounts as are required pursuant to such selected dealer agreements and as indicated in the Prospectus of the Corporation. Any amounts received by the Distributor and not so allocated may be applied by the Distributor as reimbursement for expenses incurred in connection with the distribution and marketing of Shares of each class and the servicing of investor accounts as contemplated by Section 1(2) hereof. The distribution and servicing expenses of a particular class will be borne solely by that class and no Fund will use fees charged to one class within a Fund to support the marketing or servicing relating to any other class of Shares within that Fund of any other Fund. Any amounts received by the Distributor hereunder and not applied as provided herein shall be returned to the applicable class or Fund of the Corporation.

     The Distributor and the Adviser may also make payments to authorized securities and dealers as specified in the Prospectus of the Corporation as from time to time amended and in effect, from its general profits, revenues and other sources. Amounts received by the Distributor from any Fund in respect of any class of Shares shall not be used to pay any commission expenses related to the sale of any other class of Shares of such Fund.

     Notwithstanding anything to the contrary herein, the aggregate of all payments to the Distributor to finance sales or promotion expenses with respect to the Class B or the Class D shares pursuant to this Section 3 together with any contingent deferred sales charges received by the Distributor in connection with the redemption of shares of the respective class shall not exceed the amount expended by the Distributor to finance sales or promotion expenses of such class.


SECTION 4. TERM AND TERMINATION
-------------------------------

     (a)       Initial Funds.  This Plan shall become effective with respect to
               -------------
each class of Initial Funds as of the later of (i) the date on which a Registration Statement with respect to such class of Shares becomes effective under the Securities Act of 1933, as amended, or (ii) the date on which each of the Initial Funds commences offering such class of its Shares to the public and shall continue in effect with respect to each Initial Fund (subject to Section 4(c) hereof) until one year from the date of such effectiveness, unless the continuation of this Plan shall have been approved with respect to the Initial Funds in accordance with the provisions of Section 4(c) hereof.

     (b)       Additional Funds.  This Plan shall become effective with respect
               ----------------
to each additional Fund or class thereof other than the Initial Funds established by the Corporation after the date hereof and made subject to this Plan upon commencement of the initial public offering thereof (provided that the Plan has previously been approved for continuation by votes of a majority of both (i) the Board of Directors of the Corporation and

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(ii) the Qualified Directors, cast in person at a meeting held before the initial public offering of such additional Fund or classes thereof and called for the purpose of voting on such approval), and shall continue in effect with respect to each such additional Fund or Class (subject to Section 4(c) hereof) for one year thereafter, unless the continuation of this Plan shall have been approved with respect to such additional Fund or Class in accordance with the provisions of Section 4(c) hereof. The Distributor and the Corporation on behalf of each such additional Fund or Class shall each sign an addendum hereto agreeing to be bound hereby and setting forth such specific and different terms as the parties may agree upon, including, without implied limitation, the amount and purpose of payments to be made hereunder.

     (c)       Continuation.  This Plan and the Agreement shall continue in
               ------------
effect with respect to each Fund or Class thereof subsequent to the initial term specified in Section 4(a) and (b) for so long as such continuance is specifically approved at least annually by votes of a majority of both (i) the Board of Directors of the Corporation and (ii) the Qualified Directors, cast in person at a meeting called for the purpose of voting on this Plan, subject to any shareholder approval requirements existing under applicable law.

     (d)       Termination.
               -----------

               (i) This Plan may be terminated at any time with respect to the Corporation or any Fund or Class thereof, as the case may be, by vote of a majority of the Qualified Directors, or by vote of a majority of the outstanding voting securities of the Corporation or that Fund or Class, as the case may be. The Plan may remain in effect with respect to a Fund or Class thereof even if it has been terminated in accordance with this Section 4(d) with respect to such Fund or one or more other Funds of the Corporation.

               (ii) The Agreement may be terminated at any time, without penalty, with respect to the Corporation or any Fund, as the case may be, by vote of a majority of the Qualified Directors or by vote of a majority of the outstanding voting securities of the Corporation or that Fund, as the case may be, on sixty days' written notice to the Distributor. In addition, the Agreement provides for automatic termination in the event of its assignment.

SECTION 5. AMENDMENTS
---------------------

     This Plan may not be amended to increase materially the amount of distribution expenditures provided for in Section 2 hereof unless such amendment is approved by a vote of a majority of the outstanding voting securities of each Fund or Class thereof with respect to which a material increase in the amount of distribution expenditures is proposed, and no material amendment to the Plan shall be made unless approved in the manner provided for annual renewal in Section 4(c) hereof. Otherwise, this Plan may be amended with respect to the Corporation or a Fund or Class thereof by vote of a majority of the Qualified Directors or the outstanding voting securities of the Corporation or that Fund, as the case may be.

SECTION 6. INDEPENDENT DIRECTORS
--------------------------------

     While this Plan is in effect with respect to any Fund, the selection and nomination of Directors who are not interested persons (as defined in the Act) of the Corporation shall be committed to the discretion of the Directors not interested persons.

SECTION 7. QUARTERLY REPORTS
----------------------------

     The Treasurer of the Corporation and the Treasurer of the Distributor shall provide to the Directors of the Corporation, and the Directors shall review, at least quarterly, a written report of the amounts expended for distribution pursuant to this Plan and the purposes for which such expenditures were made.

SECTION 8. RECORDKEEPING
------------------------

     The Corporation shall preserve copies of this Plan, the Agreement and any related agreements and all reports made pursuant to Section 7 hereof, for a period of not less than six years from the date of this Plan and the Agreement, the agreements or such reports, as the case may be, the first two years in an easily accessible place.

     IN WITNESS WHEREOF, the Corporation and the Distributor have executed this Plan of Distribution on the day and year set forth below.

ATTEST:                                       METLIFE PORTFOLIOS, INC.






/s/ Patricia S. Worthington                   By: /s/ Jeffrey J. Hodgman
---------------------------                       ----------------------
    Patricia S. Worthington                           Jeffrey J. Hodgman
    Assistant Secretary                               President


ATTEST:                                       STATE STREET RESEARCH
                                              INVESTMENT SERVICES, INC.


___________________________                   By:_______________________


Date:     November 18, 1993